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                                                                    EXHIBIT 99.1

PRESS CONTACT:                                         INVESTOR CONTACT:
Nicole Russell                                         Ian Bailey
FitzGerald Communications                              FitzGerald Communications
415-336 7532                                           646-279 7439
nrussell@fitzgerald.com                                ibailey@fitzgerald.com



                    Metricom Files for Chapter 11 Protection
                        Wireless Data Service to Continue


San Jose, CA., July 2, 2001- Metricom (Nasdaq: MCOM), a high-speed wireless data services company, today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in San Jose, California. Under the protection of Chapter 11, the Company will seek to restructure its operations and debt obligations while maintaining the operation of its wireless network and continuing to provide services and access to its many resellers, channel partners, and direct customers in the 15 metropolitan markets that it currently serves. Metricom is working with its resellers and channel partners to maintain network access services for their end user subscribers.


Commenting on the announcement, Interim CEO Ralph C. Derrickson said, "As a result of the depressed state of the capital markets, we have been unable to raise necessary additional capital. Consequently, management and the Board of Directors decided this action would be in the best interests of all of Metricom's stakeholders. Although there are certainly many challenges ahead, we believe that the prospects for our outstanding technology remain strong. We will continue to work hard to preserve the value inherent in our technology, while evaluating the options before us."

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        Metricom Files for Chapter 11

The petition allows Metricom to continue its operations and to explore financial alternatives, while working with its creditors to restructure its debt obligations. The law firm of Murphy Sheneman Julian & Rogers has been engaged as reorganization counsel for Metricom.

The Company and its Board of Directors also announced the appointment of Kevin
I. Dowd as chief restructuring officer, a newly created position. Mr. Dowd, a corporate turnaround specialist who has been serving as an outside advisor to Metricom for the last several weeks, will be overseeing the Company's restructuring efforts, as well as working with the Company to evaluate options for financing the Company's continuing operations, as well as other strategic alternatives.

"It is clear to me that Metricom's wireless Internet access product is viable and that its Ricochet service offering provides the fastest mobile wireless communications solution on the market today," said Mr. Dowd. "The Company believes that today's filing is the best means to preserve these assets moving forward."

Mr. Dowd is a Principal of Nightingale & Associates, LLC with more than 25 years of U.S. and international sales, marketing, operations, administrative and general management experience. In addition to having held a variety of operating management positions in the communications, office products, computer, consumer banking and investment banking industries, he has served as interim president and chief executive officer for more than 28 companies, including an $800 million microelectronics distributor, $350 million financial services conglomerate, and a major international shipping concern.



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        Metricom Files For Chapter 11

        ABOUT NIGHTINGALE & ASSOCIATES, LLC

Founded in 1975 and based in Stamford, Conn., Nightingale & Associates, LLC helps clients implement its recommendations on turnaround and profit-improvement projects. The Company has a strong record of performance in implementing divestiture and asset-recovery assignments. Many of the engagements it works on are large and complex requiring a variety of management and specialized disciplines.

ABOUT METRICOM
Metricom, Inc. is a high-speed wireless data Company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology commercially available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two other service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.

Statements made in this press release that are not historical facts, including those related to future market conditions, the Company's ability to obtain additional funding, continue its operations beyond August 2001, successfully restructure its debt obligations, or successfully emerge from the Chapter 11 proceeding, whether its channel partners and resellers will continue to provide access services to their end user subscribers, the ability of the Company to continue to maintain its operations during the reorganization process, future competitors, future partners, future products, future viability, market rollouts and future technology, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Projections of market size, partners, market acceptance, technological rollout and competition are estimated based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. All forward-looking statements are subject to the successful completion of the actions described in this press release. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission, including risks related to the Company's ability to raise additional funding, could affect the forward looking statements contained in this press release.